Exhibit 2.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

DATED SEPTEMBER 5, 2022

This amendment (the “Amendment”) to the Securities Purchase Agreement dated March 20, 2022 (the “SPA”), by and among BitNile Holdings, Inc. (“Parent”), Imperalis Holding Corp. (“IMHC”) and TurnOnGreen, Inc. (“TOGI”, and together with BitNile and IMHC, the “Parties”), is dated September 5, 2022. All capitalized terms in this Amendment and not defined herein shall have the meanings ascribed to such terms in the SPA.

WHEREAS, the Parties desire to amend the SPA.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Article VII of the SPA is hereby amended by adding thereto a new Section 7.10 as follows:

SECTION 7.10. Issuance of Warrants to Parent Shareholders. IMHC acknowledges that the Parent desires to effectuate a distribution to its shareholders of approximately 140 million shares of IMHC Common Stock (the “Distributed Stock”) beneficially owned by Parent and its affiliates (the “Distribution”). IMHC shall utilize commercially reasonable efforts to effectuate the Distribution as requested by Parent, including by filing and obtaining effectiveness of a registration statement with the SEC relating to the Distribution (the “Distribution Registration Statement”). In addition, IMHC agrees to issue to the Parent, warrants to purchase an equivalent number of shares of IMHC Common Stock equal to the number of shares of the Distributed Stock (the “Distribution Warrants”), with such Distribution Warrants and the shares of IMHC Common Stock issuable upon exercise of the Distribution Warrants, to be registered on the Distribution Registration Statement. IMHC and Parent shall mutually agree to the terms and conditions of the Distribution Warrants and the Distribution Registration Statement after Closing.

2.	This Amendment shall be binding on the Parties and each of their successors, heirs, personal representatives and assigns and permitted transferees.

3.	Except as amended hereby, the SPA shall remain unmodified and is hereby ratified in all respects.

4.	This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Agreed this 5th day of September, 2022.

BITNILE HOLDINGS, INC.		IMPERALIS HOLDING CORP.

By:		By:
	William B. Horne		Darren Magot
	Chief Executive Officer		Chief Executive Officer

TURNONGREEN, INC.

By:
Amos Kohn
Chief Executive Officer